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                                                                  Exhibit (J)(2)

Consent of Independent Registered Public Accounting Firm

The board and shareholders
RiverSource Market Advantage Series, Inc.:
   RiverSource Portfolio Builder Conservative Fund
   RiverSource Portfolio Builder Moderate Conservative Fund
   RiverSource Portfolio Builder Moderate Fund
   RiverSource Portfolio Builder Moderate Aggressive Fund
   RiverSource Portfolio Builder Aggressive Fund
   RiverSource Portfolio Builder Total Equity Fund
   RiverSource S&P 500 Index Fund
   RiverSource Small Company Index Fund

We consent to the use of our reports dated March 20, 2007 incorporated by reference and to the references to our Firm under the headings "Financial Highlights" in Part A and "Independent Registered Public Accounting Firm" in Part B of the Registration Statement.


                                        /s/ KPMG LLP
                                            KPMG LLP

Minneapolis, Minnesota
March 26, 2008